UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2023

T. Rowe Price OHA Select Private Credit Fund
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01561	88-6521578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue, 16th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 326-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2023, T. Rowe Price OHA Select Private Credit Fund (the “Company”) entered into Amendment No. 1 (the “Amendment”) to a certain Senior Secured Revolving Credit Agreement, dated as of November 15, 2022 (as amended by the Amendment, the “Credit Agreement”), among the Company, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

The Amendment provides for, among other things, (i) a four-year revolving credit facility with a one-year term out period with a total facility amount of up to $475,000,000 subject to availability under the borrowing base with sub-limits for issuances of letters of credit and swingline borrowings and an accordion provision to permit increases to the total facility amount to any amount up to $1,000,000,000, (ii) a revolving availability period to August 29, 2027, (iii) a scheduled maturity date of August 29, 2028, (iv) a minimum shareholder’s equity test, and (v) certain incurrence-based covenants.  Borrowings under the Credit Agreement will continue to bear interest at a per annum rate equal to, (x) for loans for which the Company elects the base rate option, the “alternate base rate” (as described in the Credit Agreement) plus (A) if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Credit Agreement) is equal to or greater than 1.6 times the combined debt amount, 0.75%, or (B) if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Credit Agreement) is less than 1.6 times the combined debt amount, 0.875%, and (y) for all other loans, the applicable benchmark rate for such borrowing plus (A) if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Credit Agreement) is equal to or greater than 1.6 times the combined revolving debt amount, 1.75%, or (B) if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Credit Agreement) is less than 1.6 times the combined debt amount, 1.875%.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On August 30, 2023, the Company declared a distribution of $0.20 per Class I common share, which is payable on or about September 29, 2023 to Class I common shareholders of record as of August 31, 2023. The Company has adopted a distribution reinvestment plan that provides for the reinvestment of cash distributions. This distribution will be paid in cash or reinvested in Class I shares of the Company for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01.	Other Events.

Net Asset Value

The net asset value (“NAV”) per share for Class I common shares of the Company as of July 31, 2023, as determined in accordance with the Fund’s valuation policy, is $27.09.

As of July 31, 2023, the Company’s aggregate NAV was $310.1 million, the fair value of its investment portfolio was $616.0 million and it had principal debt outstanding of $308.5 million, resulting in a debt-to-equity ratio of approximately 0.99 times.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Amendment No.1 to Senior Secured Revolving Credit Agreement, dated as of August 29, 2023, by and among T. Rowe Price OHA Select Private Credit Fund, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent

104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, T. Rowe Price OHA Select Private Credit Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price OHA Select Private Credit Fund

Date: August 31, 2023	By:	/s/ Gerard Waldt
		Name:	Gerard Waldt
		Title:	Chief Financial Officer